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                                                                     Exhibit 5.1


                          [WHITE & CASE LLP LETTERHEAD]


April 16, 2002



Board of Directors
Appleton Papers Inc.
825 East Wisconsin Avenue
Appleton, Wisconsin  54912-0359

         RE: Offer to exchange any and all outstanding 12/1/2% Series A Senior Subordinated Notes due 2008 for registered 12/1/2% Series B Senior Subordinated Notes due 2008
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Ladies and Gentlemen:

         We have acted as Special New York counsel to Appleton Papers Inc., a Delaware corporation (the "Issuer"), in connection with (i) the issuance and sale by the Issuer of $250,000,000 aggregate principal amount of its 12/1/2% Series A Senior Subordinated Notes due 2008 (the "Old Notes") issued pursuant to an Indenture (the "Indenture") dated as of December 14, 2001 among the Issuer, the guarantors party thereto (the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee") and (ii) the Issuer's Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the"Act"), relating to the offer by the Issuer to exchange the Old Notes for registered 12/1/2% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes") filed with the Securities and Exchange Commission.

         In connection with this opinion, we have examined executed originals or copies certified to our satisfaction of such agreements, documents, certificates and other statements of government officials and corporate officers of the Issuer and the Guarantors, (collectively the "Appleton Parties") and such other documents and papers as we have deemed necessary as a basis for such opinion.

         We have assumed, with your permission and without any independent investigation or verification of any kind:

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Appleton Papers Inc.
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                  (a) that each Appleton Party and each other party to the
         Indenture is a corporation, limited liability company or partnership, as the case may be, duly incorporated or otherwise formed, validly existing and in good standing under the laws of the state of its formation;

                  (b) the genuineness of all signatures, the authority of persons signing all documents submitted to us on behalf of the parties thereto, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies;

                  (c) that the Indenture and the related guarantees have been duly executed by each Appleton Party and each other party thereto, as the case may be, and that the execution and performance by each such party of the Indenture and the guarantees, and the consummation of the transactions contemplated thereby, have been duly authorized and approved by all necessary corporate or other company action on the part of each Appleton Party and each other party thereto and does not conflict with the provisions of any other agreement to which such person is party; and

                  (d) that the Indenture is the valid and binding obligation of each party thereto other than the Appleton Parties (the "Non-Appleton Parties"), enforceable against such Non-Appleton Parties in accordance with their respective terms, and that the Indenture does not contravene any provision of any law, statute, rule or regulation other than the law of the state of New York.

         Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Old Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, the Exchange Notes will be duly issued and will constitute valid and binding obligations of the Company and each Guarantor enforceable against the Company and each Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         The opinions expressed above are expressly limited to questions arising under the law of the State of New York. We express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Appleton Parties. Further, we assume no responsibility to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters." In

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Appleton Papers Inc.
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giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,

                                                /s/ White & Case LLP